Rule 424(b)(3)
                                                          File No. 33-49669


                            SUPPLEMENT DATED JUNE 6, 1997
                               TO PROSPECTUS SUPPLEMENT
                               DATED SEPTEMBER 22, 1995

                                     $450,000,000
                            Pennsylvania Electric Company
                         Secured Medium-Term Notes, Series D
                          (A Series of First Mortgage Bonds)

          The Prospectus Supplement dated September 22, 1995 ("Prospectus Supplement") is hereby amended as follows:

               1. The third sentence of the first paragraph of the cover page of the Prospectus Supplement is amended to read in its entirety as follows:

                    Each Note  will bear interest  at a fixed  rate ("Fixed
               Rate Note") or floating rate ("Floating Rate Note") as set forth in a pricing supplement (the "Pricing Supplement") to this Prospectus Supplement applicable to such Note.

               2.   The  second   paragraph  of  the  cover   page  of  the
          Prospectus Supplement is amended to read in its entirety as follows:

                    The issue price, interest rate or rates, maturity date,
               and optional redemption provisions, if any, for each Note will be established at the time of issuance of such Note and will be set forth therein and in the Pricing Supplement.

               3. The last sentence of the third paragraph under the heading "Description of Secured Medium-Term Notes, Series D - General" on page S-2 is amended to read in its entirety as follows:

                    Each  Note  will  bear  interest  at a  fixed  rate  or
               floating   rate   specified   in  the   applicable   Pricing
               Supplement.

               4. The fifth paragraph under the heading "Description of Secured Medium-Term Notes, Series D - General" on page S-2 is amended to read in its entirety as follows:

                    "Business Day" means any day,  other than a Saturday or
               Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in the City of New York, or with respect to the determination of interest on Floating Rate Notes, the City of London, England. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

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               5.   The sixth paragraph  under the heading  "Description of
          Secured Medium-Term Notes, Series D - General" on page S-2 is amended to read in its entirety as follows:

                    The  Pricing  Supplement  relating to  each  Note  will
               describe the following terms: (1) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (2) the date on which such Note will be issued (the "Original Issue Date"); (3) the date on which such Note will mature (the "Maturity Date"); (4) whether the Note bears interest at a fixed or floating rate and the rate or rates at which such Note will bear interest; (5) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any ("Interest Rate"); (6) if such Note is a Floating Rate Note, the rate upon which interest is based, the Initial Interest Rate, the Interest Reset Dates, the Index Maturity and the Maximum Interest Rate, if any, and the Spread, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate, for such Note; (7) provisions, if any, relating to the optional redemption of such Note prior to the Maturity Date; and (8) any other terms of such Note not inconsistent with the provisions of the Mortgage.

               6. A new subsection, entitled "Interest" is hereby added immediately following the subsection "Description of Secured Medium-Term Notes, Series D - Issuance of Additional Bonds" on page S-2 to read in its entirety as follows:

               Interest

                    Unless  otherwise specified  in the  applicable Pricing
               Supplement, each Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula described below, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment.

                    Each Floating Rate Note  will bear interest at a   rate
               determined by reference to LIBOR, as set forth below, which may be adjusted by a Spread. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the applicable LIBOR rate is calculated.

                    As specified in the Pricing Supplement, a Floating Rate
               Note may also have a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by law.

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                    The rate  of interest on  each Floating Rate  Note will
               reset as specified in the Pricing Supplement (the date of any such reset is referred to as an "Interest Reset Date").

                    Unless otherwise specified  in the Pricing  Supplement,
               the interest rate on each Floating Rate Note will be calculated by reference to LIBOR plus or minus the Spread, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the Pricing Supplement as being applicable to the interest rate for such Floating Rate Note.

                    Unless  otherwise specified in  the Pricing Supplement,
               interest payments shall be the amount of interest accrued from the Original Issue Date if no interest has been paid or duly made available for payment or from the last date to which interest has been paid to, but excluding, the applicable Interest Payment Date or the maturity date, as the case may be ("Interest Period").

                    Accrued interest  on each  Floating Rate Note  shall be
               calculated by multiplying the principal amount of such note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360.

                    Unless otherwise specified  in the Pricing  Supplement,
               United States Trust Company of New York shall be the Calculation Agent ("Calculation Agent") with respect to Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

                    The interest rate  in effect with respect to a Floating
               Rate Note from the Original Issue Date to the first Interest Reset Date ("Initial Interest Rate") will be specified in the Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as set forth below.

                    Floating Rate Notes will  bear interest at the interest
               rates (calculated with reference to LIBOR and the Spread, if any) specified in the Floating Rate Notes and in the Pricing Supplement.

                    Unless otherwise specified  in the Pricing  Supplement,
               "LIBOR" for each Interest Reset Date will be LIBOR Telerate as determined by the Calculation Agent as follows:

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                    (i)  On  the second  London  Banking Day  prior to  the
               Interest Reset Date ("LIBOR Interest Determination Date"), LIBOR will be the rate for deposits in United States dollars
               having  the  Index  Maturity   specified  in  such   Pricing
               Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If no such rate so appears, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

                    (ii) With  respect to  a  LIBOR Interest  Determination
               Date on which no rate appears on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. in the City of New York on such LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

                    Unless otherwise  specified in the  Pricing Supplement,
               "Designated LIBOR Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

               7. The first sentence of the third paragraph under the heading "Description of Secured Medium-Term Notes, Series D - Payment of Principal and Interest" on page S-2 is amended to read in its entirety as follows:

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                   Each Note  will bear  interest from its  Original Issue
               Date at the rate or rates stated on the face thereof until the principal amount thereof is paid or made available for payment.

               8. The last sentence of the third paragraph under the heading "Description of Secured Medium-Term Notes, Series D - Payment of Principal and Interest" on page S-3 is amended to read in its entirety as follows:

                    Interest on  Fixed Rate Notes  will be computed  on the
               basis of a 360-day year of 30-day months and interest on the Floating Rate Notes as described above will be computed by dividing the interest rate applicable to each day by 360.

               9. The first sentence of the second paragraph under the heading "Description of Secured Medium-Term Notes, Series D - Book-Entry Notes" on page S-3 is amended to read in its entirety as follows:

                    Upon  issuance, all  Book-Entry Notes  having the  same
               Original Issue Date, Maturity Date, redemption provisions and interest rate or rates will be represented by one or more Global Securities.





























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